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                            CONSECO, INC. AND SUBSIDIARIES

                                                                                                                      Exhibit 12.1
               Computation of Ratios of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                                               Nine Months Ended
                                                                   Year Ended December 31,                       September 30,
                                                   -------------------------------------------------------    --------------------
                                                       1990      1991       1992        1993        1994        1994       1995
                                                   --------- ---------- ----------  ----------    --------    -------      ------
Pretax income from operations:
   Net income...................................       $ 41.7   $116.0       $169.5     $297.0      $150.4     $150.1      $167.8
   Add income tax expense.......................         22.2     78.2        124.6      223.1       111.0       85.1        34.3
   Add extraordinary charge on
     extinguishment of debt.....................           -       5.0          5.3       11.9         4.0        2.4          -
   Add minority interest........................         .1.4     24.0         30.6       78.2        59.0       38.2        83.8
   Less equity in undistributed
     earnings of CCP Insurance, Inc.............           -       -          (15.8)     (36.6)      (23.8)     (21.5)         -
   Less equity in undistributed
     earnings of Western National Corp..........           -       -            -          -         (37.2)     (36.9)         -
   Less equity in undistributed
     earnings of Life Re........................         (2.7)    (9.3)       (11.3)       -            -         -            -
                                                     --------  -------      -------   --------   ---------   --------      ------

         Pretax income..........................         62.6    213.9        302.9      573.6       263.4      217.4       285.9
                                                    ---------  -------      -------   --------     -------   --------      ------

Add fixed charges:
   Interest expense on annuities and financial
      products..................................       314.7     576.7        506.8      408.5       134.7       51.9       432.8
   Interest expense on long-term debt,
     including amortization.....................        51.6      69.9         46.2       58.0        59.3       37.4        83.9
   Interest expense on investment borrowings....        11.0      17.1          8.8       10.6         7.7        6.2        19.2
   Other........................................           7        .4           .8         .6          .9         .7          .8
   Portion of rental(1).........................         1.2       1.2          2.0        3.9         6.2        3.6         5.1
                                                     -------   -------      -------    -------    --------   ---------      -----

       Fixed charges.............................      379.2     665.3        564.6      481.6       208.8       99.8       541.8
                                                     -------   -------      -------  ----------    -------   ---------      -----

       Adjusted earnings.........................     $441.8    $879.2       $867.5   $1,055.2      $472.2     $317.2      $827.7
                                                      ======    ======       ======   ========      ======     ======      ======

       Ratio of earnings to fixed charges........      1.17X     1.32X        1.54X      2.19X       2.26X      3.18X       1.53X
                                                       =====     =====        =====      =====       =====      =====       =====

       Ratio of earnings to fixed charges,
         excluding interest on annuities and
         financial products .....................      1.97X     3.41X        6.24X      8.85X       4.55X      5.54X       3.62X
                                                       =====     =====        =====      =====       =====      =====       =====

   Fixed charges.................................     $379.2    $665.3       $564.6     $481.6      $208.8     $99.8       $541.8
   Add dividends on preferred stock (multiplied
     by the rate of pretax income to income
     before minority interest and extraordinary
     charge).....................................       8.6       12.7         13.1       34.6        28.3      20.3         22.4
                                                     ------     ------     --------     ------   ---------    ------        -----

         Adjusted fixed charges..................    $387.8     $678.0       $577.7    $  516.2     $237.1    $120.1       $564.2
                                                     ======     ======       ======    ========     ======    ======       ======

         Adjusted earnings.......................    $441.8     $879.2       $867.5    $1,055.2     $472.2    $317.2       $827.7
                                                     ======     ======       ======    ========     ======    ======       ======

         Ratio of earnings to fixed
           charges and preferred dividends.......     1.14X      1.30X        1.50X      2.04X       1.99X     2.64X        1.47X
                                                      =====      =====        =====      =====       =====     =====        =====

         Ratio of earnings to fixed charges
           and preferred dividends, excluding
           interest on annuities and financial
           products..............................     1.74X      2.99X        5.09X      6.00X       3.30X     3.89X        3.01X
                                                      =====      =====        =====      =====       =====     =====        =====

    (1)Interest portion of rental is assumed to be 33 percent.

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